   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998


                                                      REGISTRATION NO. 333-45397

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          ACACIA RESEARCH CORPORATION
             (Exact name of Registrant as specified in its charter)

                      CALIFORNIA                                              95-4405754
           (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                              Identification Number)

                            12 SOUTH RAYMOND AVENUE
                           PASADENA, CALIFORNIA 91105
                                 (626) 449-6431

              (Address, including zip code, and telephone number,
       including area code, of Registrants' principal executive offices)
                           --------------------------
                 KATHRYN KING-VAN WIE, CHIEF OPERATING OFFICER
                          ACACIA RESEARCH CORPORATION
                            12 SOUTH RAYMOND AVENUE
                           PASADENA, CALIFORNIA 91105
                                 (626) 449-6431

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                          COPIES OF COMMUNICATIONS TO:
                               D. STEPHEN ANTION

                             O'Melveny & Myers LLP
                             400 South Hope Street
                       Los Angeles, California 90071-2899
                                 (213) 669-6000
                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, SUBJECT TO MARKET CONDITIONS AND CERTAIN CONTRACTUAL RESTRICTIONS ON TRANSFER.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE


                                                      NUMBER OF
                                                     SECURITIES        PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                OF EACH CLASS TO      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
          SECURITIES TO BE REGISTERED             BE REGISTERED(1)      PER SECURITY(2)         PRICE(2)         REGISTRATION FEE
Common Stock, no par value per share...........        861,724             $8.625(3)          $7,432,370(3)          $2,193(5)
                                                       23,743             $8.40625(4)          $199,590(4)              $59



(1) Includes a number of shares of Common Stock initially issuable upon exercise of certain warrants and options held by the Selling Securityholders and, pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock as may be issued from time to time upon exercise of such warrants or options by reason of adjustment of the number of shares of Common Stock to be issued upon such exercises under certain circumstances outlined in the Prospectus.


(2) Estimated solely for the purpose of calculating the registration fee.


(3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on January 28, 1998.



(4) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 11, 1998.



(5) Previously paid.

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                          ACACIA RESEARCH CORPORATION


                               885,467 SHARES OF
                                  COMMON STOCK

                               ------------------


    This Prospectus relates to the sale by the securityholders of Acacia Research Corporation (the "Company") named herein (the "Selling Securityholders") of up to an aggregate of 885,467 shares (subject to adjustment in certain circumstances) of common stock, no par value per share (the "Common Stock"), of the Company. Of the shares of the Common Stock covered by this Prospectus, 226,002 shares were issued by the Company to certain of the Selling Securityholders in a private placement completed by the Company in December 1997 (the "1997 Private Placement") pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). An additional 226,002 shares (subject to adjustment in certain circumstances) of the Common Stock covered by this Prospectus are issuable upon the exercise of warrants issued to certain of the Selling Securityholders in the 1997 Private Placement. Another 403,413 shares of Common Stock covered by this Prospectus were issued by the Company to certain Selling Securityholders in a series of independent, but related transactions to acquire additional equity ownership in four of the Company's affiliates--CombiMatrix Corporation, Greenwich Information Technologies LLC, MerkWerks Corporation, and Soundview Technologies Incorporated. The remaining 30,050 shares (subject to adjustment in certain circumstances) of Common Stock covered by this Prospectus are issuable upon the exercise of warrants to purchase shares of Common Stock that have been issued by the Company to certain of the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."


    The shares of Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholders in privately negotiated transactions, in brokers' transactions, to market makers or in block placements, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Securityholders" and "Plan of Distribution." The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Securityholders pursuant to this Prospectus (although the Company will receive proceeds from the exercise of any warrants by the Selling Securityholders). See "Selling Securityholders." The Company has agreed to bear the expenses incurred in connection with the registration of the shares offered by this Prospectus. The Selling Securityholders will pay or assume brokerage commissions or similar charges incurred in the sale of the shares offered by this Prospectus.


    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ACRI." The closing sale price of the Common Stock on February 11, 1998, as reported by Nasdaq, was $8.8125 per share.



    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS            , 1998.

                             AVAILABLE INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the Public Reference Facilities maintained at the principal office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov). Statements contained in the Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed (or incorporated by reference) as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at the addresses shown above. Copies of such material can be obtained from the Public Reference Section of the Commission at the address shown above at prescribed rates or through the Commission's Web site. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ACRI." Certain information, reports and proxy statements of the Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents, which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Prospectus:(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996; (c) Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996; (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (e) Amendment to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997; (f) Amendment No. 2 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997; (g) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (h) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (i) Current Report on Form 8-K, event date April 29, 1997; (j) Current Report on Form 8-K, event date July 6, 1997; (k) Amendment to Current Report on Form 8-K/A, event date July 6, 1997; (l) Amendment No. 2 to Current Report on Form 8-K/A, event date July 6, 1997; (m) Current Report on Form 8-K, event date January 27, 1998; (n) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on or about May 11, 1995; and (o) Amendment No. 1 to Form 8-A on Form 8-A/A filed June 5, 1995.


    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Information by Reference" which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Secretary at Acacia Research Corporation, 12 South Raymond Avenue, Pasadena, California 91105.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    Acacia Research Corporation, a California corporation (the "Company"), is a capital management company that provides investment advisory services, and also provides management services to and makes direct investments in emerging businesses. The Company's operations are comprised of two lines of business: (i) investment advisor to domestic and offshore private investment funds; and (ii) investing in and developing start-up business ventures. The Company is diversified and each business segment is operated independently. See "Risk Factors--No Assurance of Success."

    As a registered investment advisor, the Company currently manages two domestic private investment partnerships whose limited partners are required to be "accredited investors," under Regulation D promulgated under the Securities Act. The Company is also the investment advisor to two offshore investment corporations. Client funds are invested primarily in mid-cap to large-cap U.S. equities. The Company may manage additional private investment partnerships and offshore investment funds in the future. See "Risk Factors--Risks Associated with the Money Management Business; Profitability Uncertain."

    The Company also participates in the formation of emerging or start-up companies in various business fields by arranging for and contributing capital and providing management assistance. Potential ventures are evaluated based on the ability of the business to become viable and reach a significant milestone with the Company's initial investment. See "Risk Factors--Risks Associated with the Emerging Companies."


    The Company has significant economic interests in five companies that it has formed and takes an active role in each company's growth and advancement. The Company holds majority interests in the following companies: (i) 66.7 percent of the outstanding common stock of Soundview Technologies Incorporated, a Delaware corporation ("Soundview Technologies"); (ii) 89.6 percent of the outstanding common stock of MerkWerks Corporation, a California corporation ("MerkWerks"); and (iii) 52.7 percent of the outstanding common stock of CombiMatrix Corporation, a California corporation ("CombiMatrix"). The Company holds minority interests in the following companies: (i) a 33.33 percent membership interest in Greenwich Information Technologies LLC, a Delaware limited liability company ("Greenwich Information Technologies"); and (ii) 18.4 percent of the outstanding common stock of Whitewing Labs, Inc., a Delaware corporation ("Whitewing") (with voting control over 27.3 percent of the common stock in connection with certain loans made by the Company secured by common stock of Whitewing). Soundview Technologies, Greenwich Information Technologies, MerkWerks, CombiMatrix, and Whitewing are collective referred to hereinafter as the "Affiliates." See "Risk Factors" for risks associated with each individual Affiliate.


    Soundview Technologies was formed in 1996 and owns intellectual property related to the telecommunications field, which includes audio and video blanking systems, also known as V-chip technology. Soundview Technologies has developed a V-chip retrofit device, the V Chip Converter-TM-, for use in televisions already in existence that will be "deaf" to V-chip signals. Soundview Technologies has begun to pursue business opportunities with television manufacturers, chip manufacturers, and television accessory companies about efficient and cost-effective methods of commercializing its technology. Soundview Technologies has incurred substantial losses and has not had any revenues to date.

    Greenwich Information Technologies was formed in 1996 and is the exclusive marketing and licensing agent for several patents relating to video-on-demand and audio-on-demand technology. To date, Greenwich Information Technologies has incurred substantial losses and has not had any revenues.

    MerkWerks was formed in 1995 and is currently developing a software utility product for use with CD-Recorder, or CD-R, computer drives. The initial version of the product, CD WonderWriter-TM-, will be for the Macintosh platform. MerkWerks anticipates adapting this software for Microsoft-Registered Trademark-Windows-TM- platform. To date, MerkWerks has incurred substantial losses and has not had any revenues.

    CombiMatrix was formed in 1995 and is engaged in a highly specialized and focused research effort to create products which would be used to streamline the drug-discovery process. CombiMatrix is in a developmental stage, has incurred substantial losses and has not generated any revenues to date.

    Whitewing was formed in 1993 and develops and markets a line of nutritional supplement products. Whitewing conducted an initial public offering of its common stock in February 1996. Whitewing stock and warrants trade on the Nasdaq Small Cap Market under the symbols "WWLI" and "WWLI-W," respectively.

    Development of emerging businesses is subject to all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, many of which are beyond the Company's ability to control, including uncertain market conditions, product acceptance, cost and availability of capital, and the absence of an operating history. Moreover, the Company expects to encounter competition in the area of business opportunities from other entities having similar business objectives, such as venture capital funds. Many of these potential competitors may possess greater financial, technical, human and other resources than the Company. Accordingly, there can be no assurance that the Company's plan of operations will be successful or that the Company will be able to achieve or maintain profitable operations. See "Risks Factors--No Assurance of Success" and "Risks Associated with the Emerging Companies."

    The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.

    The Company was incorporated in the State of California on January 25, 1993, and conducted its initial public offering on June 15, 1995. The Company's Common Stock trades on the Nasdaq National Market System ("Nasdaq") under the symbol "ACRI."

    The Company maintains its executive offices at 12 South Raymond Avenue, Pasadena, California 91105 and its telephone number is (626) 449-6431.

                              RECENT DEVELOPMENTS

    In May 1997, MerkWerks announced the completion of an alpha version of its initial software product, CD-WonderWriter-TM-. MerkWerks has not yet completed the beta version of such product.


    In June 1997, the Company sold 290,200 units at a purchase price of $5.00 per unit to 37 accredited investors (the "June Private Placement"). The Company's sale of these units was exempt from registration, as a private placement, under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Each unit consisted of one Common Stock purchase warrant and one share of the Company's Common Stock. Each Common Stock purchase warrant entitles its holder to purchase one share of the Company's Common Stock at an exercise price of $7.50 per share, subject to adjustment, and expires on June 8, 2000. Finders involved in this transaction received finders fees at a rate of $0.50 per unit placed and one finder warrant per ten units placed. Each finder warrant may be exercised prior to June 8, 2000 for one share of the Company's Common Stock at an exercise price of $5.50 per share, subject to adjustment. The Company has the right to redeem all of the warrants issued in the 1997 Private Placement on 30 days prior written notice at a redemption price of $0.01 per warrant if the closing bid price of the Company's Common Stock averages $10.00 or above for 20 consecutive trading days after the Common Stock reaches a closing bid price of at least $10.00 on the Nasdaq National Market. If the Company elects to exercise its redemption right, the holder of the warrant may either exercise the warrant, in whole or in part, or tender the warrant to the Company for redemption, in whole or in part. Within five business days after the end of the 30-day period, the Company will mail a check for the redemption price to the holder of the warrant should the warrant remain outstanding, in whole or in part, as of the end of the 30-day period, whether or not the holder has surrendered the warrant for redemption. The warrant may not be exercised after the end of any such 30-day period.



    On July 6, 1997, the Company purchased from H. Lee Browne and David Schmidt a total of 2,625,000 shares (the "Soundview Shares") of common stock, $.001 par value per share, of Soundview Technologies, pursuant to the terms of a Common Stock Purchase Agreement among the Company and each of Messrs. Browne and Schmidt dated July 6, 1997. The Soundview Shares represent 35% of the outstanding capital stock of Soundview Technologies. As a result of the transaction, the Company held approximately 51% of the outstanding common stock of Soundview Technologies.


    The purchase price for the Soundview Shares consisted of a total of 400,000 shares of Common Stock of the Company, $500,000 in cash and the issuance of non-recourse promissory notes to each of Messrs. Browne and Schmidt in the aggregate principal amount of $900,000 (the "Notes"). A portion of the proceeds of the June Private Placement was used to fund the cash component of the transaction. The Notes were paid in full in December 1997 using a portion of the proceeds of the 1997 Private Placement.

    Pursuant to the Common Stock Purchase Agreement, the Company and each of Messrs. Browne and Schmidt entered into an Amended and Restated Stockholders' Agreement to provide for elections of directors and other matters relating to Soundview. In addition, as part of the transaction, Soundview entered into five year employment agreements with each of Messrs. Browne and Schmidt.

    In December 1997, the Company sold 226,002 units at a purchase price of $7.50 per unit to 51 accredited investors (the "1997 Private Placement"). The Company's sale of these units was exempt from registration, as a private placement, under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. Each unit consisted of one Common Stock Purchase Warrant and one share of the Company's Common Stock. Each Common Stock Purchase Warrant entitles its holder to purchase one share of the Company's Common Stock at an exercise price of $10.00 per share, subject to adjustment, and expires on November 30, 2000. Finders involved in this transaction received finders fees at a rate of $0.50 per unit placed and one finder warrant per ten units placed. Each finder warrant may be exercised prior to November 30, 2000 for one share of the Company's Common Stock at an exercise price of $8.25 per share, subject to adjustment. The Company has the right to redeem all of the warrants issued in the 1997 Private

Placement on 30 days prior written notice at a redemption price of $0.01 per warrant if the closing bid price of the Company's Common Stock averages $15.00 or above for 20 consecutive trading days after the Common Stock reaches a closing bid price of at least $15.00 on the Nasdaq National Market System. If the Company elects to exercise its redemption right, the holder of the warrant may either exercise the warrant, in whole or in part, or tender the warrant to the Company for redemption, in whole or in part. Within five business days after the end of the 30-day period, the Company will mail a check for the redemption price to the holder of the warrant should the warrant remain outstanding, in whole or in part, as of the end of the 30-day period, whether or not the holder has surrendered the warrant for redemption. The warrant may not be exercised after the end of any such 30-day period.


    In January 1998, the Company completed a series of independent, but related transactions with certain Selling Securityholders, which resulted in the acquisition of additional equity ownership in four of the Affiliates by the Company in exchange for issuances of shares of Common Stock of the Company. A total of 44 transactions were completed. The aggregate number of shares (or percentage of membership interests in the case of Greenwich Information Technologies) acquired and the number of shares of Common Stock issued by the Company are set forth below:



                                                                  NO. OF
                                                                 AFFILIATE     NO. OF COMPANY
                                                              SHARES ACQUIRED   SHARES ISSUED
                                                              ---------------  ---------------
CombiMatrix.................................................        100,000          22,085
Greenwich Information Technologies..........................           3.31%         51,017
MerkWerks...................................................        401,359          85,975
Soundview Technologies......................................      1,144,000         244,336


                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in this Prospectus. Such statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth below.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. (SEE "FORWARD-LOOKING STATEMENTS.") FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, THE EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

NO ASSURANCE OF SUCCESS

    The Company's operations are comprised of two lines of business: (i) management of private investment funds; and (ii) investing in start-up business ventures. The Company's business operations are subject to numerous risks associated with managing investment funds and establishing new business ventures. Continued implementation of the plan of operations of the Company and each of the Company's new business ventures will be subject to all of the problems, expenses and uncertainties inherent in the establishment of new business enterprises, many of which are subject to outside influences over which the Company has no control, including technological advances and product obsolescence, uncertain market acceptance, increased levels of competition, increases in operating costs including costs of supplies, personnel, and equipment, the availability and cost of capital, reduced margins caused by competitive pressures and changes in general economic conditions and governmental regulation imposed under federal, state or local laws. There can be no assurance that the Company's new business ventures will be able to market any product on a commercial scale, that these new business ventures will ever achieve or maintain profitable operations or that they, or the Company, will be able to remain in business.


SIGNIFICANT LIKELIHOOD OF LOSSES FOR FISCAL 1997



    The Company has a significant likelihood of incurring a net loss for its most recent fiscal year ended on December 31, 1997. It its last quarterly report on Form 10-Q filed with the Commission for the nine months ending September 30, 1997, the Company reported an unaudited net loss of $2,050,553 or $0.89 per share. Although the Company has not finalized its operating results for its most recent fiscal year as of the date of this Prospectus, the Company believes it will report a net loss for the fiscal year.


RISKS ASSOCIATED WITH THE MONEY MANAGEMENT BUSINESS; PROFITABILITY UNCERTAIN

    Although management of the Company has had extensive experience in the investment industry, the Company itself is a recently formed business entity and has a short history of operations and only limited revenues. The Company currently manages two domestic partnership funds and two offshore investment funds. The Company invests a portion of its own funds in the domestic partnership funds as a general partner. The Company does not invest Company funds in the offshore investment funds. From its inception through September 30, 1997, the Company has received approximately $419,000 in aggregate performance and management fees from managing the four investment funds. The Company is attempting to increase the assets invested in the various funds it manages. There can be no assurance as to the level of additional capital that the Company will be able to raise for its investment funds.

    The Company has formulated its plan of operations based on certain assumptions regarding the potential monies that will be invested in its funds under management and the anticipated performance of, and profits that can be realized by, these funds. Although these assumptions are based on the best estimates of management, there can be no assurance that these assessments will prove to be correct. Any future success of the Company will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors include the amount of assets under management in the Company's investment funds, the performance of those funds, the overall performance of the equity markets in the United States, the success of the Company's stock selecting strategy and other factors. The Company's income from managing the investment funds is comprised of fixed management fees, as well as performance fees which are based on the performance of each individual fund, as the Company receives a percentage of the profit earned by each fund.

POTENTIAL FLUCTUATIONS IN THE FUTURE RESULTS OF OPERATION OF THE COMPANY

    The Company's operating results may vary significantly from quarter to quarter due to a variety of factors including the amount of money invested in the private investment funds managed by the Company, the performance of such investment funds, the results of operations of the Affiliates, the nature and timing of investments in new businesses by the Company and the timing of the sales of securities of the Affiliates.

    The Company also expects to incur significant start-up expenses in pursuing and developing new business ventures. To date, the Company has lacked a consistent source of recurring revenue and most of its revenues have come from sales of securities of the Affiliates.

POTENTIAL FLUCTUATIONS IN FUTURE RESULTS OF OPERATIONS OF THE AFFILIATES

    To date, Whitewing has experienced substantial operating losses and its operating results have varied significantly from quarter to quarter due to a variety of factors. For further information regarding the nature of and the fluctuations in Whitewing's operating results, potential investors are directed to review Whitewing's filings under the Exchange Act, available from the Commission.

    CombiMatrix, MerkWerks, Greenwich Information Technologies and Soundview Technologies have generated no revenues to date. The Company anticipates that any results of operations of these Affiliates are likely to vary significantly as a result of a number of factors, including the timing of new product introductions by each of these Affiliates, the novelty of the technology owned by these Affiliates, the strength of each of these Affiliates' intellectual property rights, each Affiliates ability to exploit its technology, the volume and timing of orders received, product line maturation, the impact of price competition, and each Affiliate's ability to access distribution channels. Many of these factors are beyond the control of the Affiliates. There can be no assurance that any Affiliate will experience growth in the future or be profitable on an operating basis in any future period.

RISKS ASSOCIATED WITH THE EMERGING COMPANIES

    Involvement in emerging companies is marked by a high degree of risk, including difficulties in selecting ventures with viable business plans and acceptable likelihoods of success and future profitability. There is a high probability of loss associated with investments in start-ups. Identifying and developing each new business opportunity also requires the Company to dedicate significant amounts of financial resources, management attention and personnel, with no assurance in any individual case that these expenditures will prove fruitful.

    The Company generally invests in start-up ventures with no operating histories, unproven technologies and products and, in some cases, the need for identification and implementation of experienced management. Because of the uncertainties and risks associated with such start-up ventures, investors in the Company should expect substantial losses associated with failed ventures. In addition, markets for venture capital in the United States are increasingly competitive. As a result, the Company faces potential losses of business opportunities and possible deterioration of the terms of available financings and equity investments in start-up ventures. Furthermore, the Company may lack financial resources to fully fund additional ventures in which it could participate and the Company as well as its Affiliates may be dependent upon external financing to provide sufficient capital.

UNCERTAINTY OF EMERGING COMPANIES; LACK OF MARKET ACCEPTANCE OF PRODUCTS

    COMBIMATRIX. CombiMatrix was incorporated in October 1995 and began operations in April 1996. CombiMatrix is developing technologies involving combinatorial chemistry, which could represent significant improvements over existing technologies in the speed and cost-effectiveness of drug discovery. CombiMatrix is a development stage company without any current products or revenues. Its current activities relate almost exclusively to research and development.

    The Company's investment in CombiMatrix is subject to the risks associated with new technologies, including the viability of the technology, unknown market acceptance, difficulties in obtaining financing, the strength of its intellectual property protection, increasing competition, and the ability to convert technology into revenues. In addition, because the technologies critical to the success of this industry are in their infancy, no assurances can be given that CombiMatrix will be able to successfully implement its technologies. In the event its technologies prove to be successful, CombiMatrix intends to pursue collaborations with pharmaceutical companies, which may include the licensing of CombiMatrix's screening libraries and possibly the licensing of internally developed chemical compounds. No assurances can be given that CombiMatrix, even if successful in developing its technologies, would be able to successful implement the collaborative efforts with pharmaceutical companies.

    CombiMatrix intends to vigorously protect its intellectual property rights. There can be no assurance, however, that CombiMatrix's pending patent applications will issue or that a third party will not violate, or attempt to invalidate, CombiMatrix's intellectual property rights, possibly forcing CombiMatrix to expend substantial legal fees. Successful challenges to certain of CombiMatrix's patents, if issued, would materially adversely affect CombiMatrix's business, operating results, financial condition and prospects.

    There can be no assurance that certain aspects of CombiMatrix's technology will not be reverse-engineered by third parties without violating CombiMatrix's proprietary rights. CombiMatrix's existing protections also may not preclude competitors from developing products with features and prices similar to or better than those of CombiMatrix.

    GREENWICH INFORMATION TECHNOLOGIES. Greenwich Information Technologies was formed in June 1996 and is the exclusive marketing and licensing agent for a number of domestic and international patents and other intellectual property pertaining to information-on-demand systems. Although Greenwich Information Technologies believes that it has marketing and licensing rights to enforceable patents, no assurances can be given that other companies will not challenge the underlying patents to these rights or develop competing technologies that do not infringe such patents. Furthermore, whether or not competing products emerge, it is uncertain whether and to what extent Greenwich Information Technologies will be able to profitably market and license its rights to the information-on-demand technology.

    SOUNDVIEW TECHNOLOGIES. Soundview Technologies was formed in March 1996 to commercialize patent rights of a method of video and audio blanking technology, also known as V-chip technology, that screens objectionable television programming and blocks it from the viewer. Although Soundview Technologies believes that it owns an enforceable patent on its technology, no assurances can be given that other companies will not challenge Soundview Technologies' patent rights or develop competing technologies that do not infringe Soundview Technologies' patent. Additionally, whether or not competing products emerge, it is uncertain whether and to what extent Soundview Technologies will be able to profitably exploit its technology.

    MERKWERKS. MerkWerks was formed in September 1995 as a software development company, whose first product is expected to be software for use with CD-recordable disk drives for Macintosh platforms. MerkWerks is in the developmental stage and, to date, has not completed the development of any products or generated any revenues. No assurances can be given that MerkWerks will ever be able to successfully market its products or that a market for such products will develop.

    The success of MerkWerks' software depends on its acceptance by original equipment manufacturers (OEMs) that produce CD-recordable disk drives. MerkWerks strategy is to convince these OEMs of the utility of MerkWerks' software so that the OEMs will install such software in the CD-recordable disk drives prior to their sale to the end-user, which will generate license fees for MerkWerks and generate market acceptance of MerkWerks' platform. No assurances can be given that MerkWerks' software will gain the acceptance of OEMs or ever be incorporated into CD-recordable disk drives.

    MerkWerks' initial software release is expected to be designed for use with the Macintosh platform. In addition, MerkWerks anticipates adapting its software to the Windows platform. However, it is uncertain whether MerkWerks will be successful in adapting its software to the Windows platform, and, if successful, whether a viable market will develop for this product.

UNCERTAIN REVENUES OF AFFILIATES

    CombiMatrix, MerkWerks, Greenwich Information Technologies and Soundview Technologies have generated no revenues to date and have had substantial losses. Although each of these companies is developing products for marketing and commercial sale, either through direct sales or licensing, no assurances can be given that any of these companies will ever generate meaningful revenues or will ever be profitable.

AFFILIATES' NEED FOR ADDITIONAL CAPITAL; SUBSEQUENT FINANCINGS

    To date, the Affiliates have primarily relied upon the sale of equity securities, including sales to the Company, to generate the funds needed to finance the implementation of their plans of operations. The Affiliates may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, or curtail such activities. No assurance can be given that the Affiliates will continue to be able to obtain financing or will obtain financing on favorable terms.

LACK OF MANAGEMENT; NEED FOR MARKETING AND SALES PERSONNEL

    CombiMatrix, MerkWerks, Greenwich Information Technologies and Soundview Technologies have generated no revenues to date. There can be no assurance these companies will be able to meet their anticipated working capital needs for developing their products. Failure to properly develop these products will prevent these companies from generating meaningful product sales. Further success in developing commercially viable products will create the need for these companies to expand their management personnel. Some of these companies will require the Company's assistance in identifying and implementing experienced management teams and no assurances can be given that these companies will be successful in assembling qualified and effective management teams.

    Additionally, unlike Greenwich Information Technologies and Soundview Technologies, which intend to license their respective technologies to third parties for commercial exploitation, CombiMatrix and MerkWerks currently intend to develop, manufacture, market and sell their respective products directly to customers. Because CombiMatrix and MerkWerks have not completed the research and development of their products, they have not hired marketing and sales personnel or finalized strategic marketing plans. There can be no assurance that CombiMatrix and MerkWerks will be able to attract and retain qualified marketing and sales personnel or that any marketing efforts undertaken by the companies will be successful.

DEPENDENCE ON KEY PERSONNEL; NEED TO RETAIN PERSONNEL

    The Company's success will depend on its ability to attract, retain and motivate the qualified personnel that will be essential to the Company's current plans and future development. The competition for such personnel is intense and there can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining the required additional personnel. In particular, the success of the Company and each Affiliate will also be greatly determined by the retention, motivation and success of the individuals discussed in the following paragraphs regarding the Company and its Affiliates:

    THE COMPANY. The Company's success will depend to a significant extent upon the continued services of Paul R. Ryan, the Company's President and Chief Executive Officer, who also serves as a co-general partner of the two domestic private investment partnerships and as portfolio manager for the two offshore investment funds. The Company does not maintain key person life insurance coverage with respect to Mr. Ryan.

    COMBIMATRIX. CombiMatrix's success will depend to a significant extent upon the continued services of, CombiMatrix's Vice President-Research and Development. The Company maintains key person life insurance coverage with respect to this individual in the amount of $1,000,000.

    GREENWICH INFORMATION TECHNOLOGIES. Greenwich Information Technologies' success will depend to a significant extent upon the continued services of H. Lee Browne, Greenwich Information Technologies' President and Chief Executive Officer. Neither Greenwich Information Technologies nor the Company maintains key person life insurance coverage with respect to Mr. Browne.

    SOUNDVIEW TECHNOLOGIES. Soundview Technologies' success will depend to a significant extent upon the continued services of H. Lee Browne, Soundview Technologies' President and Chief Executive Officer, and David Schmidt, Soundview Technologies' Vice President and Director of Technology. Neither Soundview Technologies nor the Company maintains key person life insurance coverage with respect to Mr. Browne or Mr. Schmidt.

    MERKWERKS. MerkWerks' success will depend to a significant extent upon the continued service of James Merkle, Jr., MerkWerks' President. The Company currently maintains key person life insurance coverage with respect to Mr. Merkle in the amount of $1,000,000.

COMPETITION FACING THE COMPANY'S MONEY MANAGEMENT BUSINESS

    Competition in the investment markets and among providers of investment management services is intense. Some of these competing providers have greater financial, marketing and other resources, as well as greater research capabilities than the Company. The Company believes that its products and services are differentiated from those of its competitors and well-suited for the investment marketplace. However, there can be no assurance that the Company will prove successful in its efforts to attract the desired amount of funds for investment in the funds managed by the Company.

COMPETITION FACING THE AFFILIATES

    WHITEWING. The markets for Whitewing's products are intensely competitive. The nutritional supplements market is characterized by frequent product introductions, short product life cycles, rapid price declines and eroding profit margins and evolving customer preferences. In each of its product lines, Whitewing competes and is expected in the future to compete with a large number of companies with significantly greater financial and other resources. Many of Whitewing's current and potential competitors have significantly greater name recognition, research capabilities and financial and technical resources than Whitewing, and many have longstanding positions and established brand names in their markets.

    COMBIMATRIX. The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. Many organizations are actively attempting to identify and optimize compounds and build libraries for potential pharmaceutical development. CombiMatrix will compete directly with the research departments of pharmaceutical companies, biotechnology companies, other combinatorial chemistry companies, and research and academic institutions. Many of these competitors have greater financial and other resources, and more experience in research and development, than

CombiMatrix. Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening, and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for CombiMatrix's services and compounds, are developing combinatorial chemistry and other methodologies to improve productivity. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which CombiMatrix is working, either on their own or through collaborative efforts.

    CombiMatrix anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. CombiMatrix's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of CombiMatrix's competitors. The existing approaches of CombiMatrix's competitors or new approaches or technology developed by CombiMatrix's competitors may be more effective than those developed by CombiMatrix.

    GREENWICH INFORMATION TECHNOLOGIES. Although Greenwich Information Technologies believes that it has marketing and licensing rights to enforceable patents and other intellectual property relating to video and audio on demand, no assurances can be given that other companies will not develop competing technologies that offer better or less expensive alternatives to those offered by Greenwich Information Technologies. In the event a competing technology emerges, Greenwich Information Technologies would expect substantial competition. Potential competitors could have significantly greater research capabilities and financial and technical resources than Greenwich Information Technologies, and some could have established brand names in the market for such products.

    SOUNDVIEW TECHNOLOGIES. Soundview Technologies believes that its V-chip technology is protected by enforceable patent rights. However, no assurances can be given that other companies will not develop competing technologies that offer better or less expensive alternatives to those offered by Soundview Technologies. Many potential competitors could have significantly greater research capabilities and financial and technical resources than Soundview Technologies, and some could have established brand names in the market for television products.

    MERKWERKS. There are currently at least 25 CD-recordable disk drive software packages on the market. MerkWerks' first product is not yet complete or ready for sale. Thus, the acceptance of MerkWerks' software in the market is unproven and speculative. The markets for software products are intensely competitive and are characterized by rapid changes in technological standards. MerkWerks faces competition from large companies with substantial technical, marketing and financial resources, allowing them to aggressively develop, enhance and market competing products. These advantages may allow competitors to dominate distribution channels and to respond more quickly than MerkWerks to emerging technologies or to changing customer requirements. Numerous actions by these competitors, including price reductions and product giveaways, increased promotion, the introduction of enhanced products and product bundling could have a material adverse effect on MerkWerks ability to develop and market its software products and on MerkWerks business, financial condition and operating results.

PROPRIETARY TECHNOLOGY

    The success of the business of CombiMatrix, Greenwich Information Technologies, Soundview Technologies, and MerkWerks relies, to varying degrees, on proprietary technology and the protection and exclusivity thereof. CombiMatrix, Greenwich Information Technologies, and Soundview Technologies will depend largely on the protection of enforceable patent rights. CombiMatrix currently has an application on file with the United States Patent and Trademark Office seeking a patent on its core technology, while Greenwich Information Technologies and Soundview Technologies have patent or rights to patents that have been issued as well as have additional patents pending. MerkWerks intends to rely on a combination of statutory and common law, copyright, trademark and trade secret law, and licensing agreements to protect its software product. No assurances can be given that pending patent applications will issue, third parties will not violate, or attempt to invalidate the Affiliates' intellectual property rights, or certain aspects of the Affiliates' intellectual property will not be reversed-engineered by third parties without violating the Affiliates' proprietary rights.

    In addition to the protection that may be afforded by patents and the various laws protecting proprietary rights, the Affiliates enter into confidentiality agreements with certain third parties and to generally limits access to information relating to their intellectual property. Despite these precautions, third parties may be able to gain access to and use their intellectual property to develop similar competing technologies and/or products. Any substantial unauthorized use of the Affiliates patent and other proprietary rights, could materially and adversely affect the business and operational results of the Affiliates.

NEW PRODUCTS AND TECHNOLOGICAL CHANGES AFFECTING THE AFFILIATES

    The markets for each Affiliate's products are also marked by extensive competition, rapidly changing technology, frequent product improvements, and evolving industry standards. The success of each Affiliate will depend on its ability to develop and market new products or enhance existing ones to meet the evolving needs of the market for such products. There can be no assurance that the Affiliates' existing or future products will be successful or profitable. In addition, there can be no assurance that products or technologies developed by others will not render the Affiliates' products noncompetitive or obsolete. There can be no assurance that the Company's capital requirement will not increase or that the Company will have sufficient revenues, if any, after such time to fund its basic operating requirements or to continue funding new business ventures.

LIMITED OPERATING HISTORY

    The Company commenced operations in 1993 and, accordingly, has a limited operating history. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies with such limited operating histories. Since the Company has a limited operating history, there can be no assurance that its operations will be profitable or that it will generate sufficient revenues to meet its expenditures and support its activities.

NEED FOR ADDITIONAL CAPITAL; SUBSEQUENT FINANCINGS

    To date, the Company has relied upon the sale of equity securities to generate the funds needed to finance the implementation of its plan of operations. The Company has in the past also relied on gains from the sale of investment securities, including those of Whitewing, CombiMatrix, Soundview Technologies, and MerkWerks, as well as equity interests in Greenwich Information Technologies as additional sources of revenue. There can be no assurance that the Company's capital requirements will not increase or that the Company will have sufficient revenues, if any, after such time to fund its basic operating requirements or to continue funding new business ventures. The Company may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise. No assurance can be given that such financing may be obtained on terms favorable to the Company.

MINORITY POSITIONS IN CERTAIN AFFILIATES

    WHITEWING. The Company currently owns 532,459 shares of the common stock of Whitewing, representing 18.4% of the outstanding shares and has voting control over 789,709 shares of common stock of Whitewing, representing 27.3% of the outstanding shares. R. Bruce Stewart, the Company's Chief Financial Officer, is Chairman of the Board of Directors of Whitewing and Paul Ryan, the Company's President and Chief Executive Officer, is also a member of the Board of Directors of Whitewing, representing half of Whitewing's Board of Directors. This minority position and board representation results in the Company having influence at Whitewing, but not the ability to control the decision-making at Whitewing.

    GREENWICH INFORMATION TECHNOLOGIES. The Company currently maintains a membership interest of 33.33% in Greenwich Information Technologies. Although a senior member of Greenwich Information Technologies, the Company does not hold a majority of the board of three senior members. Similarly, the Company has no control over the day to day operations of Greenwich Information Technologies, which are directed by the chief executive officer, H. Lee Browne. This minority position results in the inability of the Company to control or direct the decision-making of Greenwich Information Technologies in any meaningful way.

MANAGEMENT AND PERFORMANCE FEES

    The level of management and performance fee revenue received by the Company will depend upon the amount of money invested in the funds managed by the Company, which in turn will depend to a large extent upon the performance of the funds managed by the Company. There can be no assurance that the Company will prove successful in raising any additional capital for the investment funds managed by the Company.

INVESTMENT IN THE PARTNERSHIP

    As of September 30, 1997, the Company's had $553,941 invested in the two domestic private partnership funds it manages, and may invest additional amounts to acquire or increase its interests in these or other funds. To the extent that the Company's funds are so committed, they will be subject to all of the risks to be encountered by all investors in such funds as a result of the investment strategy adopted for the funds by the Company as a general partner, including the risks associated with short sales, hedging, option trading, trading on margin and other leverage transactions. The investment strategy adopted by the domestic funds managed by the Company, and any other funds it subsequently invests, could result in substantial losses, and these losses could have a material adverse impact on the operational results of the Company. Conversely, if any partnership funds in which Company funds are invested prove to be profitable, the partners thereof, including the Company, will be credited with partnership net income. The Company will thereby incur income tax liability, even if it receives little or no cash distributions from such funds. Since the stated intention of the funds managed by the Company is to reinvest substantially all income and gain allocable to the partners thereof, the Company does not anticipate receiving distributions of cash from the funds to the partners, including the Company, that could be used to pay any income tax on partnership profits.

    It is the present intention of the Company to limit its investment in certain designated assets, including investments in domestic partnership funds, to an amount not exceeding forty-five percent in the aggregate, of the Company's total assets, to avoid characterization of the Company as an investment company that would be subject to regulation under the Investment Company Act of 1940.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Securityholders pursuant to this Prospectus. The Company will receive proceeds upon the exercise of warrants to purchase shares of Common Stock held by certain of the Selling Securityholders. See "Selling Securityholders."

                            SELLING SECURITYHOLDERS


    The shares of Common Stock offered pursuant to this Prospectus have been or will be issued to the Selling Securityholders (or their assignees) directly by the Company. An aggregate of 226,002 of the shares of Common Stock offered pursuant to this Prospectus were issued by the Company to certain of the Selling Securityholders in the 1997 Private Placement. An additional 226,002 of the shares of Common Stock offered pursuant to this Prospectus (subject to adjustment under certain circumstances) represent shares issuable to certain of the Selling Securityholders upon exercise of the warrants issued in the 1997 Private Placement (the "1997 Warrants"). The 1997 Warrants may be redeemed by the Company under certain circumstances. Another 403,413 shares of Common Stock were issued by the Company to certain Selling Securityholders in a series of independent, but related transactions to acquire additional equity ownership in four of the Affiliates. See "Recent Developments." The remaining 30,050 shares of Common Stock offered pursuant to this Prospectus (subject to adjustment) represent shares issuable upon the exercise of certain options and other warrants held by certain of the Selling Securityholders. The Company will not receive any of the proceeds from sales of the shares of Common Stock offered pursuant to this Prospectus, although the Company will receive the exercise prices to be paid by the Selling Securityholders upon exercise of the 1997 Warrants and the options and other warrants held by such Selling Securityholders and referenced in the footnotes to the table below. Such funds, when received by the Company, will be used for general corporate purposes.


    The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock by the Selling Securityholders as of January 30, 1998 and the number of shares which may be offered pursuant to this Prospectus for the account of each of the Selling Securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of the Company's knowledge, none of the Selling Securityholders has had any position, office or other material relationship with the Company or any of its affiliates.


                                        NUMBER OF SHARES                       NUMBER OF SHARES
                                          BENEFICIALLY       MAXIMUM NUMBER      BENEFICIALLY      PERCENT OF CLASS
                                              OWNED         OF SHARES WHICH          OWNED        BENEFICIALLY OWNED
                                            PRIOR TO         MAY BE SOLD IN        AFTER THE           AFTER THE
SELLING SECURITYHOLDERS                    OFFERING(1)      THIS OFFERING(1)      OFFERING(2)         OFFERING(2)
--------------------------------------  -----------------  ------------------  -----------------  -------------------
All Points Management Trust (3).......    124,907(4)          56,282              68,625(4)                1.68%
Bruce Barber..........................        187(5)             187(5)                0                      0
Ileana C. Basil.......................      6,400              3,400               3,000                      *
Douglas Benson........................     75,654             75,654                   0                      0
William D. Blake......................     10,000             10,000                   0                      0
Barry Booth...........................        187(6)             187(6)                0                      0
Gary W. & Patricia M. Boyett..........     40,700(7)          20,000              20,700(7)                   *
Steven Bronson........................      4,300(8)           4,300(8)                0                      0
Carolyn F. & Robert S. Burgess, JT....     14,000             14,000                   0                      0
Eugene A. Cafiero.....................     20,800              6,800              14,000                      *
Roy & Donna V. Caponi.................      6,700              6,600                 100                      *
Rene Carrel...........................      2,209              2,209                   0                      0
James Cassel..........................      2,619(9)           2,619(9)                0                      0
Phillip J. Chelsvig...................     18,000(10)          8,000              10,000(10)                  *
M. Robert & Phyllis Ching (11)(12)....    460,838(12)(13)    129,824(12)         331,014(12)(13)           7.98%
Philip & Beverly Ching................     10,676             10,676                   0                      0
Victor & Beverly Ching................      1,068              1,068                   0                      0
Tim & Francis Lorraine Christy........      4,000              4,000                   0                      0
C. Perry Chu..........................      1,068              1,068                   0                      0
Irene Davenport Trust.................     20,000             20,000                   0                      0

                                        NUMBER OF SHARES                       NUMBER OF SHARES
                                          BENEFICIALLY       MAXIMUM NUMBER      BENEFICIALLY      PERCENT OF CLASS
                                              OWNED         OF SHARES WHICH          OWNED        BENEFICIALLY OWNED
                                            PRIOR TO         MAY BE SOLD IN        AFTER THE           AFTER THE
SELLING SECURITYHOLDERS                    OFFERING(1)      THIS OFFERING(1)      OFFERING(2)         OFFERING(2)
--------------------------------------  -----------------  ------------------  -----------------  -------------------
Diamond Marketing (14)................        870(14)            870(14)               0
John D. Drake.........................    192,360(15)         52,360             140,000(15)               3.44
John F. Eades.........................      3,400              3,400                   0                      0
Eric Elliot...........................      1,037(16)          1,037(16)               0                      0
Gerald E. Finnell & Katherine E.
  Finnell Living Trust................     17,800(17)          6,800              11,000(17)                  *
Fred F. Finocchiaro (18)..............     60,500(19)(20)     14,000(20)          46,500(19)               1.14%
First Associated Securities (21)......      2,750(21)          2,750(21)               0                      0
First Global Securities (22)(23)......     10,060(22)(23)      6,060(23)           4,000(22)                  *
Forbank & Co..........................     30,626             30,626                   0                      0
Gary Freeman (24).....................     97,937(24)(25)     22,937(24)          75,000(24)(25)           1.84%
Arthur R. & Judith E. Giese Revocable
  Trust...............................      8,000              8,000                   0                      0
Global Benchmarks Arbitrage Fund,
  L.P.................................     26,000             26,000                   0                      0
Dean Hall.............................      4,000              4,000                   0                      0
Harry E. Judson Living Trust..........      2,600              2,600                   0                      0
Kevin Kennelly........................     55,000             55,000                   0                      0
Norio D. Kotani.......................     14,000              4,000              10,000                      *
David C. Kuplec.......................     16,800              6,800              10,000                      *
David Lackey (26)(28).................    110,895(27)          6,625(28)         104,270(27)               2.56%
Calvin Layland Pension & Profit
  Plan................................      9,338(29)          5,338               4,000(29)                  *
Calvin Layland........................     20,968(30)          8,968              12,000(30)                  *
Laredo Trading Co.....................        990                990                   0                      0
Daniel & Shelly S. Lodes..............     11,384             11,384                   0                      0
Scott & Joan Lovely...................      3,099              3,099                   0                      0
Gary A. Ludi..........................      5,000              4,000               1,000                      *
William J. Mallory....................      6,800              6,800                   0                      0
Meespierson (Isle of Man) Nominees
  Ltd.................................      6,800              6,800                   0                      0
James A. Merkle (31)..................     17,560             10,000               7,560                      *
Neil Montagino........................      6,800              6,800                   0                      0
William M. Moon.......................      9,075              9,075                   0                      0
Dominic Mortellaro....................     15,000(32)          4,000              11,000(32)                  *
David W. Moyer........................     46,500             20,000              26,500                      *
Shan A. Nathan........................      4,400              3,400               1,000                      *
Northlea Partners Ltd.................     26,000(33)          4,000              22,000(33)                  *
Douglas B. Odell......................      8,300              6,800               1,500                      *
Edward D. Pollock.....................     23,850(34)          6,800              17,050(34)                  *
Roger L. Porter.......................      7,380              3,400               3,980                      *
Rhoda I. Rich.........................      4,000              4,000                   0                      0
Joseph P. Richardson..................     16,000              8,000               8,000                      *
Gilbert E. Rivera.....................     18,000(35)          6,000              12,000(35)                  *
Jose Robles...........................     24,000             20,000               4,000                      *
Alan Rosen............................      6,800              6,800                   0                      0
Paul R. Ryan (36).....................    161,000(37)          3,000             158,000(37)               3.77%
Scott Salpeter........................         85(38)             85(38)               0                      0

                                        NUMBER OF SHARES                       NUMBER OF SHARES
                                          BENEFICIALLY       MAXIMUM NUMBER      BENEFICIALLY      PERCENT OF CLASS
                                              OWNED         OF SHARES WHICH          OWNED        BENEFICIALLY OWNED
                                            PRIOR TO         MAY BE SOLD IN        AFTER THE           AFTER THE
SELLING SECURITYHOLDERS                    OFFERING(1)      THIS OFFERING(1)      OFFERING(2)         OFFERING(2)
--------------------------------------  -----------------  ------------------  -----------------  -------------------
John Saunders.........................      3,400              3,400                   0                      0
William D. Sears......................      4,000              4,000                   0                      0
Sigler & Co...........................     14,852             14,852                   0                      0
Fred Jr. & Patricia Fittro Sohegian...      4,000              4,000                   0                      0
Barry Steiner.........................         85(39)             85(39)               0                      0
Stewart, Thomas (40)(41)..............      6,850(41)            800(42)           6,050(41)                  *
Wendell L. Strahan....................     41,800              6,800              35,000                      *
Gary's Market Profit Sharing Plan.....      6,000              3,000               3,000                      *
Gary L. & Barbara I. Thomas...........      4,500              4,000                 500                      *
Trendsgroup Financial (43)............      7,570(43)          7,570(43)               0                      0
Joseph and Diane Tsai (44)............      1,282(44)          1,282(44)               0                      0
Donald J. Waechter....................      5,300              3,400               1,900                      *
David Walters.........................      6,950              3,400               3,550                      *
Michael W. Wells......................     16,000             16,000                   0                      0
James A. & Betty A. Wenker Trust......      6,600              6,600                   0                      0
Daniel Zuckerman......................      6,000              6,000                   0                      0
                                                             -------
  Total:..............................                       885,467 Shares


------------------------

*   Less than one percent of class.

(1) Assumes exercise of all 1997 Warrants and all options and other warrants beneficially owned by the Selling Securityholder at the exercise price and for the maximum number of shares permitted as of the date of this Prospectus. Share figures include shares of Common Stock issued in the 1997 Private Placement and underlying the 1997 Warrants as follows:


                                                              Shares of Common
                                                            Stock Issued in 1997    Shares Underlying
Selling Securityholders                                       Private Placement         Warrants
----------------------------------------------------------  ---------------------  -------------------
All Points Management Trust...............................                0                     0
Bruce Barber..............................................                0                     0
Ileana C. Basil...........................................            1,700                 1,700
Douglas Benson............................................                0                     0
William D. Blake..........................................            5,000                 5,000
Barry Booth...............................................                0                     0
Gary W. & Patricia M. Boyett..............................           10,000                10,000
Steven Bronson............................................                0                     0
Carolyn F. & Robert S. Burgess, JT........................            7,000                 7,000
Eugene A. Cafiero.........................................            3,400                 3,400
Roy & Donna V. Caponi.....................................            3,300                 3,300
Rene Carrel...............................................                0                     0
James Cassel..............................................                0                     0
Phillip J. Chelsvig.......................................            4,000                 4,000
M. Robert & Phyllis Ching.................................           15,000                15,000
Philip & Beverly Ching....................................                0                     0
Victor Ching..............................................                0                     0
Tim & Francis Lorraine Christy............................            2,000                 2,000
C. Perry Chu..............................................                0                     0
Irene Davenport Trust.....................................           10,000                10,000
Diamond Marketing.........................................                0                     0
John D. Drake.............................................                0                     0

                                                              Shares of Common
                                                            Stock Issued in 1997    Shares Underlying
Selling Securityholders                                       Private Placement         Warrants
----------------------------------------------------------  ---------------------  -------------------
John F. Eades.............................................            1,700                 1,700
Eric Elliot...............................................                0                     0
Gerald E. Finnell & Katherin E. Finnell Living Trust......            3,400                 3,400
Fred F. Finocchiaro.......................................            6,000                 6,000
First Associates Securities...............................                0                     0
First Global Securities...................................                0                     0
Forbank...................................................                0                     0
Gary Freeman..............................................                0                     0
Arthur R. & Judith E. Giese Revocable Trust...............            4,000                 4,000
Global Benchmarks Arbitrage Fund, L.P.....................           13,000                13,000
Dean Hall.................................................            2,000                 2,000
Harry E. Judson Living Trust..............................            1,300                 1,300
Kevin Kennelly............................................           27,500                27,500
Norio D. Kotani...........................................            2,000                 2,000
David C. Kuplec...........................................            3,400                 3,400
David Lackey..............................................                0                     0
Laredo Trading............................................                0                     0
Calvin Layland Pension & Profit Plan......................                0                     0
Calvin Layland............................................                0                     0
Daniel & Shelly S. Lodes..................................            4,702                 4,702
Scott & Joan Lovely.......................................                0                     0
Gary A. Ludi..............................................            2,000                 2,000
William J. Mallory........................................            3,400                 3,400
Meespierson (Isle of Man) Nominees Ltd....................            3,400                 3,400
James A. Merkle...........................................            5,000                 5,000
Neil Montagino............................................            3,400                 3,400
William M. Moon...........................................                0                     0
Dominic Mortellaro........................................            2,000                 2,000
David W. Moyer............................................           10,000                10,000
Shan A. Nathan............................................            1,700                 1,700
Northlea Partners Ltd.....................................            2,000                 2,000
Douglas B. Odell..........................................            3,400                 3,400
Edward D. Pollock.........................................            3,400                 3,400
Roger L. Porter...........................................            1,700                 1,700
Rhoda I. Rich.............................................            2,000                 2,000
Joseph P. Richardson......................................            4,000                 4,000
Gilbert E. Rivera.........................................            3,000                 3,000
Jose Robles...............................................           10,000                10,000
Alan Rosen................................................            3,400                 3,400
Paul R. Ryan..............................................            1,500                 1,500
Scott Salpeter............................................                0                     0
John Saunders.............................................            1,700                 1,700
William D. Sears..........................................            2,000                 2,000
Sigler & Co...............................................                0                     0
Fred Jr. & Patricia Fittro Sohegian.......................            2,000                 2,000
Barry Steiner.............................................                0                     0
Stewart, Thomas...........................................                0                     0
Wendell L. Strahan........................................            3,400                 3,400
Gary's Market Profit Sharing Plan.........................            1,500                 1,500
Gary L. & Barbara I. Thomas...............................            2,000                 2,000
Trendsgroup Financial.....................................                0                     0
Joseph and Diane Tsai.....................................                0                     0
Dierdre Tsai..............................................                0                     0
Jared Tsai................................................                0                     0
Donald J. Waechter........................................            1,700                 1,700
David Walters.............................................            1,700                 1,700
Michael W. Wells..........................................            8,000                 8,000
James A. & Betty A. Wenker Trust..........................            3,300                 3,300

                                                              Shares of Common
                                                            Stock Issued in 1997    Shares Underlying
Selling Securityholders                                       Private Placement         Warrants
----------------------------------------------------------  ---------------------  -------------------
Daniel Zuckerman..........................................            3,000                 3,000


 (2) Assumes the each Selling Securityholder will sell all of the shares of Common Stock offered pursuant to this Prospectus, but not any other shares of Common Stock beneficially owned by such Securityholder.



 (3) All Points Management Trust provides consulting services to the Company.



 (4) Includes 2,225 shares which are subject to options exercisable at a price of $4.40 per share, expiring August 31, 1999.



 (5) Includes warrants to purchase 187 shares at a price of $6.75 per share, expiring November 28, 2001.



 (6) Includes warrants to purchase 187 shares at a price of $6.75 per share, expiring November 28, 2001.



 (7) Includes warrants to purchase 10,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



 (8) Includes warrants to purchase 4,300 shares at a price of $6.75 per share, expiring November 28, 2001.



 (9) Includes warrants to purchase 2,619 shares at a price of $6.75 per share, expiring November 28, 2001.



(10) Includes warrants to purchase 5,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(11) Dr. Ching has provided consulting services to the Company.



(12) Includes shares beneficially owned by Dr. Ching issued in the names of M. Robert & Phyllis Ching, M. Robert & Phyllis Ching Living Trust, Phyllis Ching, M. Robert Ching MD, Inc. Money Purchase Plan, M. Robert Ching MD Inc. Defined Benefit Plan, Phyllis and Bradley Ching, Phyllis and Brent Ching, and Phyllis and Brian Ching.



(13) Includes shares which are subject to options as follows: (a) 20,000 shares, at an exercise price of $1.50 per share, expiring March 21, 1999; (b) 30,000 shares, at an exercise price of $2.50 per share, expiring August 31, 1999; (c) 5,000 shares, at an exercise price of $5.25 per share, expiring October 13, 2000; (d) 5,000 shares at an exercise price of $5.25 per share, expiring October 13, 2000; (e) 1,775 shares at an exercise price of $5.50 per share, expiring January 29, 2001; and (f) 3,750 shares, at an exercise price of $7.00 per share, expiring August 8, 2001. Also includes warrants to purchase 40,000 shares at a price of $7.50 per share, expiring June 8, 2000, issued as part of units purchased in the June Private Placement.



(14) Includes warrants to purchase 870 shares at a price of $8.25 per share, expiring November 30, 2000. These warrants were issued as "finders warrants" in connection with the 1997 Private Placement. See "Recent Developments."



(15) Includes warrants to purchase 20,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(16) Includes warrants to purchase 1,037 shares at a price of $6.75 per share, expiring November 28, 2001.



(17) Includes warrants to purchase 5,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(18) Mr. Finocchiaro is a principal in the accounting firm of Finocchiaro & Co., which served as independent auditors of the Company until April 1997.

(19) Includes warrants to purchase 5,500 shares at a price of $5.50 per share, expiring on June 8, 2000, issued as "finders warrants" in connection with the June Private Placement and warrants to purchase 20,500 shares at a price of $7.50 per share, expiring June 8, 2000, issued as part of units purchased in the June Private Placement.



(20) Includes warrants to purchase 2,000 shares at a price per share of $8.25 per share, expiring November 30, 2000. These warrants were issued as "finders warrants." See "Recent Developments."



(21) First Associated Securities acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 2,750 shares reflected in the table at a price of $8.25 per share. These warrants expire on November 30, 2000. See "Recent Developments."



(22) First Global Securities acted as a finder in connection with the June Private Placement and, in such capacity, received "finders warrants" to purchase the 4,000 shares at a price of $5.50 per share. These warrants expire on June 8, 2000.



(23) First Global Securities acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 6,060 shares reflected in the table at a price of $8.25 per share. These warrants expire on November 30, 2000. See "Recent Developments."



(24) Includes shares beneficially owned by Mr. Freeman issued in the names of Bernard Freeman Trust, Heidi Freeman, and Benjamin Freeman.



(25) Includes shares which are subject to options as follows: (a) 2,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Benjamin Freeman; (b) 4,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Gordon Freeman; (c) 2,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Heidi Freeman; and (d) 4,000 shares, exercisable at a price of $2.50 per share, expiring March 29, 1999, in the name of Marc Freeman.



(26) Mr. Lackey provides consulting services to the Company. Mr. Lackey also acted as a finder in connection with the June Private Placement and the 1997 Private Placement. See "Recent Developments."



(27) Mr. Lackey acted as a finder in connection with the June Private Placement and, in such capacity, received "finders warrants" to purchase the 4,000 shares at a price of $5.50 per share. These warrants expire on June 8, 2000.



(28) Mr. Lackey acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 1,500 shares reflected in the table at a price of $8.25 per share. These warrants expire on November 30, 2000. See "Recent Developments."



(29) Includes warrants to purchase 2,000 shares at a price at $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(30) Includes warrants to purchase 2,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(31) James A. Merkle is the father of James A. Merkle, Jr., president of MerkWerks Corporation.



(32) Includes warrants to purchase 5,000 shares at a price at $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(33) Includes warrants to purchase 10,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(34) Includes warrants to purchase 5,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.

(35) Includes warrants to purchase 5,000 shares at a price of $7.50 per share, expiring June 8, 2000. These warrants were issued as part of units purchased in the June Private Placement.



(36) Mr. Ryan is a director and serves as the President and Chief Executive Officer of the Company. Mr. Ryan is also a party to an agreement with the Company pursuant to which the Company and Mr. Ryan have agreed to act as the general partners of certain private investment funds and co-managers to other investment funds. Under this agreement, the Company is entitled to receive 75 percent, and Mr. Ryan is entitled to receive 25 percent, of the performance and management fees earned in respect of the investment advisory services provided to co-managed investment funds, less certain expenses shared with other parties. Pursuant to this agreement, Mr. Ryan earned approximately $14,000 during fiscal year 1996.



(37) Includes 100,000 shares which are subject to warrants, exercisable at a price of $2.00 per share, expiring January 1, 2000 and warrants to purchase 2,000 shares at a price of $7.50 per share, expiring June 8, 2000, that were issued as part of units purchased in the June Private Placement. Also includes 50,000 shares which are subject to options, exercisable at a price of $6.10 per share, expiring March 10, 2001.



(38) Includes warrants to purchase 85 shares at a price of $6.75 per share, expiring November 28, 2001.



(39) Includes warrants to purchase 85 shares at a price of $6.75 per share, expiring November 28, 2001.



(40) Thomas Stewart acted as a finder in connection with the June Private Placement and 1997 Private Placement. See "Recent Developments." Thomas Stewart is the son of R. Bruce Stewart, Chairman and Chief Financial Officer of the Company.



(41) Includes "finder warrants" to purchase 2,050 shares at a price of $5.50 per share which were issued in connection with the June Private Placement and expire on June 8, 2000.



(42) Includes "finder warrants" to purchase 800 shares at a price of $8.25 per share, issued in connection with the 1997 Private Placement. See "Recent Developments."



(43) Trendsgroup Financial acted as a finder in connection with the 1997 Private Placement and, in such capacity, received "finders warrants" to purchase the 7,570 shares reflected in the table at a price of $8.25 per share. These warrants expire on November 30, 2000. See "Recent Developments."



(44) Includes shares issued in the names of Mr. & Mrs. Tsai's children.

                              PLAN OF DISTRIBUTION


    The shares of Common Stock offered hereby may be sold by the Selling Securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the Selling Securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions between the Selling Securityholders and purchasers without a broker-dealer. The Selling Securityholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a Prospectus Supplement. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.


                                 LEGAL MATTERS

    The validity of the shares of Common Stock intended to be sold pursuant to this Prospectus will be passed upon for the Company by O'Melveny & Myers LLP.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 have been so included in reliance on the report of Finocchiaro & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting. Fred F. Finocchiaro, a principal of Finocchiaro & Co., beneficially owns 26,500 shares of the Company's Common Stock and warrants to purchase 6,000 shares of Common Stock at $10.00 per share, 2,000 shares of Common Stock at $8.25 per share, 20,500 shares of Common Stock at $7.50 per share, and 5,500 shares of Common Stock at $5.50 per share. Certain warrants exercisable at $8.25 per share and $5.50 per share were issued as "finders warrants." The shares and warrants beneficially owned by Mr. Finocchiaro were issued in connection with the June Private Placement and the 1997 Private Placement. See "Recent Developments." Mr. Finocchiaro is one of the Selling Securityholders named in this Prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Incorporation of Certain Documents by Reference...........................    2

The Company...............................................................    4

Recent Developments.......................................................    6

Forward-Looking Statements................................................    7

Risk Factors..............................................................    8

Use of Proceeds...........................................................   15

Selling Securityholders...................................................   16

Plan of Distribution......................................................   23

Legal Matters.............................................................   23

Experts...................................................................   23

                                ACACIA RESEARCH
                                  CORPORATION


                               885,467 SHARES OF


                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the registration and sale of the Selling Securityholder Securities are as follows:


SEC registration fee...............................................  $   2,252
Printing and engraving.............................................      2,000
Accounting fees and expenses.......................................      1,000
Legal fees and expenses............................................     10,000
Miscellaneous expenses.............................................      5,000
                                                                     ---------
    Total..........................................................  $  20,252
                                                                     ---------
                                                                     ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Bylaws of the Company, as amended to date, requires the Company to indemnify its officers and directors to the fullest extent permitted by Section 317 of the California Corporations Code and applicable law. Section 317 provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.


ITEM 16. EXHIBITS


  EXHIBIT
  NUMBER                                                DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
       4.1   Form of Common Stock Warrant Agreement issued as part of the 1997 Private Placement

       4.2   Form of Specimen Certificate of Company's Common Stock(1)

       5.1   Opinion of Counsel regarding legality of securities being registered

      10.1   Form of Common Stock Purchase Agreement(2)

      23.1   Consent of Independent Auditors

      23.2   Consent of Counsel (included in Exhibit 5.1)

      24.1   Powers of Attorney(3)


------------------------


(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, File No. SB2-33-87368-L.A., and incorporated by reference.



(2) Incorporated by reference from the Company's current report on Form 8-K, event date January 27, 1998.



(3) Previously filed as an exhibit to the Company's initial Registration Statement on Form S-3 filed with the Commission on February 2, 1998. (File No. 333-45397).

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.


    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (6) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on February 12, 1998.


                                ACACIA RESEARCH CORPORATION

                                By                /s/ PAUL R. RYAN
                                     -----------------------------------------
                                                    Paul R. Ryan
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
       /s/ PAUL R. RYAN           Officer and Director
------------------------------    (Principal Executive       February 12, 1998
         Paul R. Ryan             Officer)

                                Chief Financial Officer
              *                   and Chairman of the
------------------------------    Board (Principal           February 12, 1998
       R. Bruce Stewart           Financial and Accounting
                                  Officer)

              *
------------------------------  Director                     February 12, 1998
      Brooke P. Anderson

              *
------------------------------  Director                     February 12, 1998
       Fred A. de Boom

              *
------------------------------  Director                     February 12, 1998
      Edward W. Frykman



*By:      /s/ PAUL R. RYAN
      -------------------------
            Paul R. Ryan,
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
       4.1   Form of Common Stock Warrant Agreement issued as part of the 1997 Private Placement

       4.2   Form of Specimen Certificate of Company's Common Stock(1)

       5.1   Opinion of Counsel regarding legality of securities being registered

      10.1   Form of Common Stock Purchase Agreement(2)

      23.1   Consent of Independent Auditors

      23.2   Consent of Counsel (included in Exhibit 5.1)

      24.1   Powers of Attorney(3)


------------------------


(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, File No. SB2-33-87368-L.A., and incorporated by reference.



(2) Incorporated by reference from the Company's current report on Form 8-K, event date January 27, 1998.



(3) Previously filed as an exhibit to the Company's initial Registration Statement on Form S-3 filed with the Commission on February 2, 1998. (File No. 333-45397).